As Filed with the Securities and Exchange Commission on February 13, 2019

Registration No. 333- ________
 _____________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FLUX POWER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	86-0931332
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

985 Poinsettia Avenue, Suite A,
Vista, California 92081
(Address of principal executive offices, including zip code)

Flux Power, Inc. 2010 Stock Plan
Flux Power Holdings, Inc. 2014 Equity Incentive Plan, as amended
July 30, 2013 Non-Qualified Stock Option Agreement for Ronald Dutt
July 30, 2013 Non-Qualified Stock Option Agreement for four (4) Employees
March 13, 2014 Non-Qualified Stock Option Agreement for Chris Anthony
March 13, 2014 Non-Qualified Stock Option Agreement for Michael Johnson
March 13, 2014 Non-Qualified Stock Option Agreement for James Gevarges
(Full title of the plans)

Ronald Dutt, Chief Executive Officer
Flux Power Holdings, Inc.
985 Poinsettia Avenue, Suite A,
Vista, California 92081
877-505-3589
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________

Please send copies of all communications to:

John P. Yung, Esq.
Lewis Brisbois Bisgaard & Smith LLP
2020 West El Camino Avenue, Suite 700
Sacramento, CA 95833
916-564-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company Emerging growth company	☑ ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. 

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	3,452,522(2)	$0.87(3)	$3,003,695	$365
Common Stock, $0.001 par value	223,126	$1.00(4)	$223,126	$28
Common Stock, $0.001 par value	90,000	$3.10(4)	$279,000	$34
Common Stock, $0.001 par value	10,000,000	$1.43(5)	$14,300,000	$1,734

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Flux Power Holdings, Inc.

(2)
The number of shares being registered is the number of shares issuable pursuant to options outstanding as of January 24, 2019, under the (i) Flux Power, Inc. 2010 Stock Plan (“2010 Plan”) which was assumed pursuant to the Share Exchange Agreement, dated May 18, 2012, by and among Flux Power Holdings, Inc., Flux Power, Inc., and its shareholders, Mr. Chris Anthony, Esenjay Investments, LLC and Mr. James Gevarges, based on an exchange ratio of 2.9547039 (“Share Exchange Ratio”), and (ii) Flux Power Holdings, Inc. 2014 Equity Incentive Plan, as amended (“2014 Plan”). The maximum number of securities issuable under the 2010 Plan is 71,652 shares of common stock.

(3)
Pursuant to Rule 457(h) of the Securities Act of 1933, as amended, (the “Securities Act”), the offering price is based on the weighted average exercise price per share as to outstanding but unexercised options under the 2010 Plan as of February 7, 2019, based on the Share Exchange Ratio, and the 2014 Plan.

(4)
Calculated in accordance with Rule 457(h) under the Securities Act.

(5)
Calculated in accordance with Rule 457(c) and (h) of the Securities Act. Estimate for the sole purpose of calculating the registration fee and based upon the average of the high and low price per share of the common stock of the Registrant on February 7, 2019, as quoted on the OTCQB.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (“Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents and information previously filed with the Commission, except to the extent of information which was furnished rather than filed by the Registrant, all such furnished information specifically not being incorporated by reference herein:

(1)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018;
(2)
The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2018, filed with the Commission on February 13, 2019; and
(3)
The description of the Registrant’s Common Stock, par value $0.001, contained in the Amendment No. 2 to Form 8-K filed August 29, 2012, which amends the description of the Registrant’s Common Stock on Registrant’s Form 10-SB filed September 16, 1999, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada Law

Section 78.138 of the Nevada Revised Statute (“NRS”) provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its Articles of Incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Charter Provisions and Other Arrangements of the Registrant

Our Articles of Incorporation provide that no director or officer of the Registrant will be personally liable to the Registrant or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of NRS. In addition, our bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

The Registrant shall indemnify its directors to the fullest extent permitted by the NRS and may, if and to the extent authorized by the Board of Directors, so indemnify its officers and any other person whom it has the power to indemnify against liability, reasonable expense or other matter whatsoever.

The Registrant may at the discretion of the Board of Directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our Articles of Incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Indemnification Agreements

The Registrant has entered into Indemnification Agreements with each of its directors and officers, and maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
Description of Exhibit

4.1
Restated Articles of Incorporation (filed as Exhibit 3.1 on Form 8-K filed with the Commission on February 19, 2015, and incorporated herein by reference).

4.2
Amended and Restated Bylaws of Flux Power Holdings, Inc. (filed as Exhibit 3.1 on Form 8-K filed with the Commission on May 31, 2012, and incorporated herein by reference)..

4.3
Certificate of Amendment to Articles of Incorporation (filed as Exhibit 3.1 on Form 8-K filed with the Commission on August 18, 2017, and incorporated herein by reference).

4.4
Flux Power, Inc. 2010 Stock Plan (filed as Exhibit 10.5 on Form 8-K filed with the Commission on June 18, 2012, and incorporated herein by reference).

4.5
Flux Power, Inc. 2010 Stock Plan: Form of Stock Option Agreement (filed as Exhibit 10.6 on Form 8-K filed with the SEC on June 18, 2012, and incorporated herein by reference).

4.6
Flux Power Holdings, Inc. 2014 Equity Incentive Plan (filed as Exhibit 10.23 on Form 10-Q filed with the Commission on May 15, 2015, and incorporated herein by reference).

4.7
Amendment to the Flux Power Holdings Inc. 2014 Equity Incentive Plan (filed as Exhibit 10.20 to the Form 10-K filed with the Commission on September 27, 2018, and incorporated herein by reference).

4.8*
Flux Power Holdings, Inc. 2014 Equity Incentive Plan: Form of Incentive Stock Option Agreement.

4.10*
Flux Power Holdings, Inc. 2014 Equity Incentive Plan: Form of Non-Qualified Stock Option Agreement.

4.11
Form of Non-qualified Stock Option Agreement for certain employees, Ronald F. Dutt, Chris Anthony, Michael Johnson, James Gevarges, and Michael Johnson (filed as Exhibit 10.1 to the Form 8-K filed with the Commission on August 2, 2013, and incorporated herein by reference).

5.1*
Opinion of Lewis Brisbois Bisgaard & Smith LLP.

23.1*
Consent of Lewis Brisbois Bisgaard & Smith LLP (contained in Exhibit 5.1).

23.2*
Consent of Squar Milner LLP, Independent Registered Public Accounting Firm.
______________________

* Filed herewith.

Item 9. Undertakings.

A.           The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, California.

FLUX POWER HOLDINGS, INC., a Nevada corporation

Dated: February 13, 2019	By:	/s/ Ronald F. Dutt
Ronald F. Dutt,
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURE

We, the undersigned officers and directors of Flux Power Holdings, Inc. (the “Company”), hereby severally constitute and appoint Ronald F. Dutt, our true and lawful attorney, with full power to him to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Dated: February 13, 2019	By:	/s/ Christopher Anthony,
Christopher Anthony, Chairman

Dated: February 13, 2019	By:	/s/ Ronald F. Dutt
Ronald F. Dutt,
Director, Chief Executive Officer (Principal Executive Officer)

Dated: February 13, 2019	By:	/s/ Chuck Scheiwe
Chuck Scheiwe,
Chief Financial Officer (Principal Accounting Officer)

Dated: February 13, 2019	By:	/s/ Michael Johnson
Michael Johnson, Director

Dated: February 13, 2019	By:	/s/ James Gevarges
James Gevarges, Director